Denmark Bancshares, Inc.

103 E. Main St.

P.O. Box 130

Denmark, WI 54208-0130

Phone: (920) 863-2161

Fax: (920) 863-6159

News Release

FOR IMMEDIATE RELEASE: April 26, 2011

CONTACT: John P. Olsen, CEO and President of Denmark Bancshares, Inc.

Jill Feiler, Vice President and Secretary of Denmark Bancshares, Inc. and President of Denmark State Bank

Phone: (920) 863-2161

Denmark Bancshares, Inc. Reports First Quarter Income

Jill S. Feiler, Vice President of Denmark Bancshares, Inc. ("DBI") and President of Denmark State Bank ("DSB"), which operates six offices in Brown and Manitowoc County, announced first quarter net income of $0.9 million, or $7.68 per share, up from $0.8 million or $6.68 per share in the first quarter of 2010. Return on assets and return on equity for the first quarter 2011 were 0.89% and 6.86% respectively, compared to 0.79% and 6.27%, respectively, for the same period one year ago.

The increase in net income was primarily due to a decrease of $0.2 million in the provision for loan losses. DBI's provision for loan losses was $0.2 million in the first quarter of 2011 compared to $0.4 million during the same period in 2010. The ratio of allowance for loan losses to total loans was 2.24% at March 31, 2011, compared to 2.20% at March 31, 2010. Net charge offs for the quarter ended March 31, 2011 were $0.3 million compared to approximately $0.1 million during the same period of 2010.

"We are pleased to report that we have posted solid, consistent earnings for the past five quarters," remarked Carl Laveck, Chief Credit Officer of Denmark State Bank. "However, we have seen a decline in the volume of secondary market mortgage loan originations during recent months which could impact future income on the sale of loans," said Laveck. "Management remains focused on improving asset quality and generating new loans that will fit with our strategic objectives. The current economic environment continues to make it a challenge to reach our loan growth projections but we are committed to work toward those goals."

DBI's ratio of loans over 30 days past due (including nonaccrual loans) to total loans was 3.05% as of March 31, 2011, compared to 4.12% as of March 31, 2010 and 3.04% at December 31, 2010. Nonaccrual loans declined $0.8 million to $7.8 million during the first quarter of 2011 from $8.6 million at year-end 2010.

As of March 31, 2011, DBI's leverage capital ratio remains strong with tier 1 capital to average assets of 13.4% and total capital as percentage of risk-based assets ratio at 18.8% compared to 13.1% and 18.1%, respectively, as of March 31, 2010.

About Denmark Bancshares, Inc.

Denmark Bancshares, Inc., headquartered in Denmark, Wisconsin, is a diversified one-bank holding company.  DBI reported total assets of $413 million as of March 31, 2011. Denmark State Bank, DBI's subsidiary bank, is an independent community bank that offers six full service banking offices located in Brown and Manitowoc Counties in the Villages of Denmark, Bellevue, Maribel, Reedsville, Whitelaw and Wrightstown, serving primarily Brown, Kewaunee, Manitowoc and Outagamie Counties.  Denmark State Bank offers a wide variety of financial products and services including loans, deposits, mortgage banking, and investment services.  DBI also extends farm credit through its subsidiary Denmark Agricultural Credit Corporation.

SELECTED FINANCIAL DATA
	March 31	Dec 31	March 31
(In thousands, except per share data)	2011	2010	2010
Financial Condition (1)
Total Loans	$299,539	$299,355	$299,328
Allowance for credit losses	6,717	6,864	6,576
Investment securities	63,934	63,050	63,652
Assets	412,803	420,315	401,984
Deposits	313,393	320,499	301,021
Other borrowed funds	43,363	43,588	47,382
Stockholders' equity	54,732	53,926	52,377
Book value per share	$ 460.25	$ 453.47	$ 440.45
Financial Ratios
Average equity to average assets	12.94%	12.83%	12.55%
Tier 1 capital to average assets	13.41%	13.51%	13.13%
Tier 1 capital to risk-weighted assets	17.49%	17.02%	16.79%
Total capital to risk-weighted assets	18.75%	18.28%	18.05%
Allowance for credit losses
to total loans (1)	2.24%	2.29%	2.20%
Non-performing loans to assets	1.90%	2.05%	2.80%
Non-performing loans to allowance for
credit losses (1)	117%	126%	171%
(1) As of the period ending.

	For the Three Months
	Ended March 31,
Operating Results	2011	2010
Interest income	$4,619	$4,890
Interest expense	1,103	1,345
Net interest income	3,516	3,545
Provision for credit losses	150	400
Noninterest income	491	513
Securities write down for OTTI	25	0
Noninterest expense	2,552	2,617
Income tax (benefit) expense	367	246
Net income	913	795
Net income per share	$ 7.68	$ 6.68
Operating Ratios
Return on average equity	6.86%	6.27%
Return on average assets	0.89%	0.79%
Interest rate spread (tax equivalent)	3.46%	3.54%